UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sonic Automotive, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6415 Idlewild Road, Suite 109

Charlotte, North Carolina 28212

March 15, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:30 a.m. on Thursday, April 20, 2006, at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina. We look forward to greeting personally those stockholders who are able to attend.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you plan to attend the meeting on April 20, 2006, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors

Sincerely,

O. BRUTON SMITH

Chairman and Chief Executive Officer

VOTING YOUR PROXY IS IMPORTANT

PLEASE SIGN AND DATE YOUR PROXY

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE

SONIC AUTOMOTIVE, INC.

NOTICE OF MEETING

Charlotte, NC

March 15, 2006

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic”) will be held at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina on Thursday, April 20, 2006, at 10:30 a.m. (the “Annual Meeting”), for the following purposes as described in the accompanying Proxy Statement.

1.	To elect three directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Sonic’s independent public accountants for the year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting.

Only holders of record of Sonic’s Class A Common Stock and Class B Common Stock (collectively, the “Voting Stock”) at the close of business on February 22, 2006 will be entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

STEPHEN K. COSS

Senior Vice President, General Counsel and Secretary

Important Note: To vote shares of Voting Stock at the Annual Meeting (other than in person at the meeting), a stockholder must return a proxy. The return envelope enclosed with the proxy card requires no postage if mailed in the United States of America.

SONIC AUTOMOTIVE, INC.

PROXY STATEMENT

March 15, 2006

GENERAL

Introduction

The Annual Meeting of Stockholders of Sonic Automotive, Inc. (“Sonic” or the “Company”) will be held on April 20, 2006 at 10:30 a.m., at the Speedway Club, located at the Lowe’s Motor Speedway, Smith Tower, 600 Room, U.S. Highway 29 North, Concord, North Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Only holders of record of Sonic’s Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock” or “Voting Stock”) at the close of business on February 22, 2006 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement and form of proxy are furnished to stockholders in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting, and at any and all adjournments thereof, and are first being sent to stockholders on or about March 22, 2006.

Proxies in the accompanying form, properly executed and duly returned and not revoked, will be voted at the meeting, including adjournments. Where a specification is made by means of the ballot provided in the proxies regarding any matter presented at the Annual Meeting, such proxies will be voted in accordance with the specification. If no specification is made, proxies will be voted (i) in favor of electing Sonic’s three nominees to the Board of Directors; (ii) in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as the independent accountants of Sonic and its subsidiaries for the year ending December 31, 2006; and (iii) in the discretion of the proxy holders on any other business as may properly come before the meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting. Proxies should be sent to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Revoking Your Proxy

Stockholders who execute proxies may revoke them at any time before they are exercised by delivering a written notice to Stephen K. Coss, the Secretary of Sonic, either at the Annual Meeting or prior to the meeting date at Sonic’s principal executive offices at 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting in person.

Ownership of Voting Stock

Sonic currently has authorized under its Amended and Restated Certificate of Incorporation (the “Charter”) 100,000,000 shares of Class A Common Stock, of which 30,039,862 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting, and 30,000,000 shares of Class B Common Stock, of which 12,029,375 shares were outstanding as of the Record Date and are entitled to be voted at the Annual Meeting. At the meeting, holders of Class A Common Stock will have one vote per share, and holders of Class B Common Stock will have ten votes per share. All outstanding shares of Voting Stock are entitled to vote as a single class on all proposals submitted to a vote at the Annual Meeting. A quorum being present, directors will be elected by a plurality of the votes cast and each of the other proposals referred to in the accompanying Notice of Meeting will become effective if a majority of the votes cast by shares entitled to vote on the proposal are cast in favor thereof. Broker non-votes and abstentions will be counted to determine a quorum, but will not be counted as votes for any director-nominee or for or against any proposal.

A holder of Voting Stock who signs a proxy card may withhold votes as to any director-nominee by writing the name of the nominee in the space provided on the proxy card. A holder of Voting Stock may not vote for more than three nominees.

The following table sets forth certain information regarding the beneficial ownership of Sonic’s Voting Stock as of February 22, 2006, by (i) each stockholder known by Sonic to own beneficially more than five percent of a class of the outstanding Voting Stock, (ii) each director and nominee to the Board of Directors of Sonic, (iii) each named executive officer of Sonic listed in the Summary Compensation Table, and (iv) all directors and executive officers of Sonic as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name, subject to community property laws where applicable.

Beneficial Owner	Number of Shares of Class A Common Stock (1)		Percentage of Outstanding Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Outstanding Class B Common Stock	Percentage of All Outstanding Voting Stock (2)
O. Bruton Smith (3)	888,733		2.9%	11,052,500	(4)	91.9%	27.8%
Sonic Financial Corporation (3)	—		—	8,881,250	(4)	73.8%	21.1%
B. Scott Smith (3)	685,625		2.2%	976,875		8.1%	3.9%
Jeffrey C. Rachor	440,935	(5)	1.5%	—		—	1.0%
Mark J. Iuppenlatz	183,800	(5)	*	—		—	*
E. Lee Wyatt, Jr.	95,000		*	—		—	*
William R. Brooks (6)	77,745		*	—		—	*
William P. Benton (6)	45,245		*	—		—	*
William I. Belk (6) (7)	56,745		*	—		—	*
Victor H. Doolan (6)	2,660		*	—		—	*
H. Robert Heller (6)	85,192		*	—		—	*
Robert L. Rewey (6)	32,745		*	—		—	*
Thomas P. Capo (6)	22,745		*	—		—	*
All directors and executive officers as a group (12 persons)	2,617,170		8.1%	12,029,375		100.0%	33.0%
American Century Companies, Inc. (and related persons) (8)	1,530,806		5.1%	—		—	3.6%
Barclays Global Investors, NA. (and related persons) (9)	4,957,085		16.5%	—		—	11.8%
Dimensional Fund Advisors Inc. (and related persons) (10)	2,458,295		8.2%	—		—	5.8%
FMR Corp. (and related persons) (11)	3,402,145		11.3%	—		—	8.1%

* Less than one percent.

(1)	Includes those shares of Class A Common Stock shown below as to which the following persons currently have a right, or will have the right within 60 days after February 22, 2006, to acquire beneficial ownership through the exercise of stock options: (i) Messrs. Bruton Smith, 883,333 shares; Scott Smith, 664,750 shares; Rachor, 318,333 shares; Iuppenlatz, 140,000 shares; Wyatt, 95,000 shares; Brooks, 75,000 shares; Benton, 40,000 shares; Belk, 35,000 shares; Heller, 56,447 shares; Rewey, 30,000; and Capo, 20,000; and (ii) all directors and executive officers as a group, 2,357,863 shares. The options held by Mr. Wyatt expire on April 30, 2006.

(2)	The percentage of total voting power of Sonic is as follows: (i) O. Bruton Smith, 73.7%; Sonic Financial Corporation, 59.1%; B. Scott Smith, 6.9%; American Century Companies, Inc. (and related persons), 1%; Barclays Global Investors, NA. (and related persons), 3.3%; Dimensional Fund Advisors Inc. (and related persons), 1.6%; FMR Corp. (and related persons), 2.3%; and less than 1% for all other stockholders shown, and (ii) all directors and executive officers as a group, 80.5%.

(3)	The address for O. Bruton Smith, B. Scott Smith and Sonic Financial Corporation (“SFC”) is 5401 East Independence Boulevard, Charlotte, North Carolina 28212.

(4)	The amount of Class B Common Stock shown for O. Bruton Smith consists of 2,171,250 shares owned directly by Mr. Smith and 8,881,250 shares owned directly by SFC. Mr. Smith owns the majority of SFC’s outstanding capital stock and, accordingly, is deemed to have sole voting and investment power with respect to the Class B Common Stock held by SFC.

(5)	Includes 80,000 and 42,000 restricted shares of Class A Common Stock for Messrs. Rachor and Iuppenlatz, respectively.

(6)	Includes 2,745 restricted shares of Class A Common Stock for each of Messrs. Brooks, Benton, Belk, Heller, Rewey and Capo, which will vest the day before the Annual Meeting. Includes 2,660 restricted shares of Class A Common Stock for Mr. Doolan, which will vest on July 20, 2006.

(7)	Includes 6,000 shares held by Mr. Belk’s children, who share his household. Mr. Belk disclaims beneficial ownership of all securities held by his children.

(8)	The address of this entity is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. The Schedule 13G filed by American Century Companies, Inc. (and related persons) on February 14, 2006 indicates that American Century Companies, Inc. has sole voting power as to 1,353,689 of the shares shown, sole dispositive power as to 1,530,806 of the shares shown and unspecified beneficial ownership of 177,117 of the shares shown.

(9)	The address of this entity is 45 Fremont Street, San Francisco, California 94105. The Schedule 13G filed by Barclays Global Investors, NA. (and related persons) on or about January 26, 2006 indicates that Barclays Global Investors, NA. has sole voting power as to 3,865,364 of the shares shown, sole dispositive power as to 4,224,813 of the shares shown and unspecified beneficial ownership of 359,449 of the shares shown and that Barclays Global Fund Advisors has sole voting and sole dispositive power as to 732,272 of the shares shown. The shares reported on the Schedule 13G are held by the reporting persons in trust accounts for the economic benefit of the beneficiaries of those accounts.

(10)	The address of this entity is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401. The information provided is based on a Schedule 13G filed by Dimensional Fund Advisors Inc. (and related persons) on or about February 6, 2006. That filing indicates that Dimensional Fund Advisors Inc. has dispositive and/or voting power over all of the 2,458,295 shares shown. The shares reported on the Schedule 13G are owned by advisory clients of Dimensional Fund Advisors Inc.

(11)	The address of this entity is 82 Devonshire Street, Boston, Massachusetts 02109. The information provided is based on a Schedule 13G filed by FMR Corp. (and related persons) on or about February 14, 2006. That filing indicates that FMR Corp. has sole voting power as to 178,900 of the shares shown and sole dispositive power as to all of the 3,402,145 shares shown. That filing further indicates that Fidelity Management & Research Company, as investment advisor to various Fidelity Funds and a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,223,545 shares, but that the control persons of Fidelity Management & Research Company, Mr. Edward C. Johnson 3d and FMR Corp., do not have sole voting power with respect to such shares, which voting power resides with the Board of Trustees of the various Fidelity Funds that beneficially own the shares. The filing also indicates that Fidelity Low Priced Stock Fund, a registered investment company, has the right to receive or has the power to direct the receipt of dividends or the proceeds from the sale of 2,988,000 shares.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Sonic

Sonic’s Board of Directors currently consists of ten directors and is divided into three classes. On February 9, 2006, the Board of Directors amended our bylaws (as amended, the “Bylaws”) to phase out the classified board. Consequently, beginning at the Annual Meeting, the director nominees chosen to succeed those directors whose terms expire at an annual meeting of stockholders will be elected by the stockholders for a one-year term expiring at the next annual meeting of stockholders. Any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of stockholders.

Messrs. Bruton Smith, Rachor, Brooks and Capo belong to the class of directors whose term expires at the Annual Meeting. The directors whose terms will expire in 2007 include Messrs. B. Scott Smith, Benton and Belk and the directors elected at the Annual Meeting. Beginning with the 2008 annual stockholders meeting, all directors’ terms will expire and their successors will be elected at each annual stockholders meeting thereafter.

At the Annual Meeting, we intend to vote the proxies in the accompanying form for the election of O. Bruton Smith, Jeffrey C. Rachor and William R. Brooks to the Board of Directors. Messrs. Bruton Smith, Rachor and Brooks have consented to serve, if elected, for a one year term until the 2007 annual meeting of stockholders or until his successor is elected and qualified, except as otherwise provided in our Charter and Bylaws. All of the nominees are presently directors of Sonic. Mr. Capo is not standing for re-election as a director of Sonic. As a result, two seats on the Board of Directors will be vacant following the Annual Meeting. Because the Nominating Committee of our Board of Directors has not selected a qualified candidate or candidates, the Board of Directors has elected not to fill these vacancies at the Annual Meeting. If for any reason any nominee named above is not a candidate when the election occurs, we intend to vote proxies in the accompanying form for the election of the other nominees named above and may vote them for any substitute nominee or, in lieu thereof, our Board of Directors may reduce the number of directors in accordance with our Charter and Bylaws.

Directors

O. Bruton Smith, 79, is the Chairman, Chief Executive Officer and a director of Sonic and has served as such since Sonic’s organization in January 1997, and he currently is a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith has worked in the retail automobile industry since 1966. Mr. Smith is also the Chairman and Chief Executive Officer, a director and controlling stockholder of Speedway Motorsports, Inc. (“SMI”). SMI is a public company whose shares are traded on the New York Stock Exchange (the “NYSE”). Among other things, SMI owns and operates the following NASCAR racetracks: Atlanta Motor Speedway, Bristol Motor Speedway, Lowe’s Motor Speedway, Las Vegas Motor Speedway, Infineon Raceway and Texas Motor Speedway. He is also an executive officer or a director of most of SMI’s operating subsidiaries. Mr. Smith is standing for election as a director of Sonic at the Annual Meeting.

B. Scott Smith, 38, is the Vice Chairman and Chief Strategic Officer of Sonic. Prior to his appointment as Vice Chairman and Chief Strategic Officer in October 2002, Mr. Smith was the President and Chief Operating Officer of Sonic from April 1997 until October 2002. Mr. Smith has been a Sonic director since its organization in January 1997. Mr. Smith also serves as a director and executive officer of many of Sonic’s subsidiaries. Mr. Smith, who is the son of O. Bruton Smith, has been an executive officer of Town & Country Ford since 1993, and was a minority owner of both Town & Country Ford and Fort Mill Ford before Sonic’s acquisition of those dealerships in 1997. Mr. Smith became the General Manager of Town & Country Ford in November 1992 where he remained until his appointment as President and Chief Operating Officer of Sonic in April 1997. Mr. Smith has over 19 years experience in the automobile dealership industry. Mr. Smith’s term as a director of Sonic will expire at the 2007 annual stockholders meeting.

Jeffrey C. Rachor, 44, is the President and Chief Operating Officer of Sonic. Prior to his promotion to President in April 2004, Mr. Rachor served as Sonic’s Executive Vice President and Chief Operating Officer, a position he had held since October 2002. In May 1999, Mr. Rachor was appointed a director of Sonic and in November 1999 was promoted to executive officer status as Executive Vice President of Retail Operations. He originally joined Sonic as its Regional Vice President--Mid-South Region upon Sonic’s 1997 acquisition of dealerships in Chattanooga, Tennessee and was subsequently promoted to Vice President of Retail Operations in September 1998 and again promoted to Executive Vice President - Retail Operations in October 1999. Mr. Rachor has over 20 years of experience in automobile retailing and was the Chief Operating Officer of the Chattanooga dealerships from 1989 until their acquisition by Sonic in 1997. Mr. Rachor is standing for election as a director of Sonic at the Annual Meeting.

William I. Belk, 56, became a director of Sonic in March 1998. Mr. Belk is currently Vice President and a director for Monroe Hardware Company. Mr. Belk is a partner in the investment banking firm Carolina Financial Inc. Mr. Belk previously held the position of Chairman and director for certain Belk stores, a retail department store chain. Mr. Belk’s term as a director of Sonic will expire at the 2007 annual stockholders meeting.

William P. Benton, 82, became a director of Sonic in December 1997. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing worldwide after a 37-year career with that company. During that time, Mr. Benton held the following major positions: Vice President and General Manager of Lincoln-Mercury Division; Vice President and General Manager of Ford Division; Group Vice President of Ford of Europe and a member of Ford Motor Company’s Product Planning Committee, which is responsible for all of Ford Motor Company’s products worldwide. Most recently, Mr. Benton was Vice Chairman of Wells Rich Greene in New York and executive director of Ogilvy & Mather Worldwide in New York. Mr. Benton has been a director of SMI since February 1995 and a director of Allied Holdings, Inc. since February 1998. Mr. Benton’s term as a director of Sonic will expire at the 2007 annual stockholders meeting.

William R. Brooks, 56, has been a director of Sonic since its organization in January 1997. Mr. Brooks also served as Sonic’s initial Treasurer, Vice President and Secretary from January 1997 to April 1997. Since December 1994, Mr. Brooks has been the Vice President, Treasurer, Chief Financial Officer and a director of SMI, and became Executive Vice President of SMI in February 2004. Mr. Brooks also serves as an executive officer and a director for various operating subsidiaries of SMI. Before the formation of SMI in December 1994, Mr. Brooks was the Vice President of Lowe’s Motor Speedway (formerly the Charlotte Motor Speedway) and a Vice President and director of Atlanta Motor Speedway. Mr. Brooks joined SFC, an entity controlled by Bruton Smith, from Price Waterhouse in 1983. At SFC, he was promoted from manager to controller in 1985 and again to Chief Financial Officer in 1989. Mr. Brooks is standing for election as a director of Sonic at the Annual Meeting.

Thomas P. Capo, 55, was appointed as a director of Sonic in December 2001. In October 2003, Mr. Capo became the Chairman of the Board of Dollar Thrifty Automotive Group, Inc. Mr. Capo was the Senior Vice President and Treasurer of DaimlerChrysler AG from April 2000 to September 2000 and served as the Senior Vice President and Treasurer of DaimlerChrysler Corporation from November 1998 to March 2000. Prior to the merger of Chrysler Corporation and Daimler Benz AG, Mr. Capo served as the Treasurer of Chrysler Corporation from November 1991 to October 1998. He was first elected as Vice President of Chrysler Corporation in May 1993. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. During his tenure at DaimlerChrysler, he also served at various times as a director of DaimlerChrysler Financial Services, DaimlerChrysler Canada Ltd., DaimlerChrysler North America Holdings and DaimlerChrysler Mexico Holdings. Mr. Capo currently serves as a director of Dollar Thrifty and as a director of JLG Industries, Inc. Mr. Capo’s term expires at the Annual Meeting.

Victor H. Doolan, 65, was appointed as a director of Sonic in July 2005. Prior to being appointed as a director of Sonic, Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 36 years. Mr. Doolan’s term as a director of Sonic will expire at the 2008 annual stockholders meeting.

H. Robert Heller, 66, was appointed a director of Sonic in January 2000. Mr. Heller served as a director of FirstAmerica Automotive, Inc. from January 1999 until its acquisition by Sonic in December 1999. Mr. Heller was a director and Executive Vice President of Fair, Isaac and Company from 1994 until 2001, where he was responsible for strategic relationships and marketing. From 1991 to 1993, Mr. Heller was President and Chief Executive Officer of Visa U.S.A. Mr. Heller is a former Governor of the Federal Reserve System, and has had an extensive career in banking, international finance, government service and education. Mr. Heller currently serves as director of Bank of Marin. Mr. Heller’s term as a director of Sonic will expire at the 2008 annual stockholders meeting.

Robert L. Rewey, 67, was appointed as a director of Sonic in December 2001. Mr. Rewey served as the Group Vice President of Ford Motor Company’s North American Operations and Global Sales, Marketing and Customer Services from January 2000 until his retirement in April 2001. During his career with Ford, Mr. Rewey also served as President of Lincoln Mercury Division and then Ford Division and Group Vice President of North American sales, marketing and customer service. He has served on the board of directors for Volvo Cars and Mazda Corporation. In his prior positions, Mr. Rewey was responsible for initiating Ford’s global brand, motorsports and marketing executive development strategies. He also implemented innovations in Six Sigma for sales and marketing and developed short term vehicle leasing. Mr. Rewey has served as a member of the Board of Visitors, Fuqua School, Duke University and the Dean’s Council, Fisher School of Business, Ohio State University. Mr. Rewey currently serves as a director of SMI and of LoJack Corporation, a public company traded on the Nasdaq National Market. Mr. Rewey’s term as a director of Sonic will expire at the 2008 annual stockholders meeting.

Board and Committee Member Independence

Because Mr. Bruton Smith holds more than 50% of the voting power of Sonic’s Common Stock, Sonic qualifies as a “controlled company” for purposes of the NYSE’s listing standards and is, therefore, not required to comply with all of the requirements of those listing standards, including the requirement that a listed company have a majority of independent directors. Nevertheless, Sonic is committed to having its board membership in favor of independent directors as evidenced by Sonic’s Corporate Governance Guidelines.

Our Board of Directors has determined that currently a majority of Sonic’s directors, including Messrs. Belk, Benton, Capo, Doolan, Heller and Rewey, and all of the members of Sonic’s board committees, are “independent” within the meaning of the NYSE’s current listing standards. The Board’s determination was based on its assessment of each director’s relationship with Sonic and the materiality of that relationship in light of all relevant facts and circumstances, not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to which the director is related and organizations with which the director is affiliated. The Board of Directors applied Categorical Standards for Determination of Director Independence, which the Board adopted to assist it in evaluating the independence of each of its directors. The Board of Directors determined that each of the independent directors met these Categorical Standards for Determination of Director Independence. A copy of Sonic’s Categorical Standards for Determination of Director Independence is included as Annex A to this proxy statement.

Board Meetings and Committees of the Board

Attendance at Board and Committee Meetings. Our Board of Directors held five meetings during 2005. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Executive Sessions of the Board of Directors. The non-management directors meet in executive session without members of management present prior to or after each board meeting. Mr. Belk, as lead independent director, presides over these executive sessions of non-management directors.

Attendance at Annual Meetings of Stockholders. Pursuant to the Board of Directors’ policy, all directors are strongly encouraged to attend our annual stockholders meetings. All of our directors attended last year’s annual stockholders meeting, other than Mr. Doolan who was not a director at the time of last year’s annual stockholders meeting.

Committees of the Board of Directors and their Charters. The Board of Directors of Sonic has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “NCG Committee”). Each of these committees acts pursuant to a written charter, which was adopted by the Board of Directors and most recently amended in February 2006.

The Audit Committee currently consists of Messrs. Capo (chairman), Belk, Doolan and Heller. The Compensation Committee currently consists of Messrs. Rewey (chairman), Belk, Benton and Heller. The NCG Committee currently consists of Messrs. Benton (chairman), Capo, Doolan and Rewey. Set forth below is a summary of the principal functions of each committee.

Audit Committee. The Audit Committee appoints Sonic’s independent accountants, reviews and approves the scope and results of audits performed by them and the Company’s internal auditors, and reviews and approves the independent accountant’s fees for audit and non-audit services. It also reviews certain corporate compliance matters and reviews the adequacy and effectiveness of the Company’s internal accounting and financial controls, its significant accounting policies, and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities can be found in its charter. A copy of the Audit Committee Charter, which was amended and restated by the Board of Directors in February 2006, is attached as Appendix B to this proxy statement. Our Board of Directors has determined that each of Messrs. Capo, Belk, Doolan and Heller qualifies as an “audit committee financial expert” as defined by the current rules of the SEC, is “financially literate” as that term is defined by the rules of the NYSE, has accounting or related financial management expertise and is “independent” as defined in SEC Rule 10A-3(b)(1) and Section 303A.02 of the NYSE Listed Company Manual. The Audit Committee met ten times during 2005.

Audit Committee Report

The Audit Committee is appointed by the Board of Directors to assist the board in fulfilling its oversight responsibilities relating to Sonic’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of Sonic’s financial reports. The Audit Committee manages Sonic’s relationship with Sonic’s independent accountants, who are ultimately accountable to the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “financially literate” as such term is defined by the rules of the New York Stock Exchange (“NYSE”) and “independent” as such term is defined by the current rules of the NYSE and the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements of Sonic as of and for the year ended December 31, 2005 with management and the independent accountants. Management has the responsibility for preparing the financial statements, certifying that Sonic’s financial statements are complete, accurate, and prepared in accordance with generally accepted accounting principles, and implementing and maintaining internal controls and attesting to internal control over financial reporting. The independent accountants have the responsibility for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee also discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in SAS No. 61, as amended by SAS No. 90, “Communication with Audit Committees” and those described in SAS No. 99 “Consideration of Fraud in a Financial Statement Audit.” With and without management present, the Audit Committee discussed and reviewed the results of the independent accountants’ audit of the financial statements.

During 2005, the Audit Committee met ten times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement for the quarters ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 with the chief financial officer and the independent accountants prior to public release. In addition, the Audit Committee regularly monitored the progress of management and the independent accountants in assessing Sonic’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress throughout the year.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants the independent accountant’s independence and met separately with management, internal auditors and the independent accountants to discuss, among other things, the adequacy and effectiveness of Sonic’s internal accounting and financial controls, the internal audit function’s organization, responsibilities, budget and staffing and reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, and identification of audit risks.

Based on these reviews and discussions with management and the independent accountants, the Audit Committee recommended to the Board and the Board approved that Sonic’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of the independent accountants, Deloitte & Touche LLP, and the Board concurred in such recommendation.

Thomas P. Capo, Chairman

William I. Belk

Victor H. Doolan

H. Robert Heller

Compensation Committee. The Compensation Committee administers certain compensation and employee benefit plans of Sonic, annually reviews and determines compensation, including annual salaries, bonus performance goals, bonus plan allocations, stock option grants and other benefits, direct and indirect, of all executive officers of Sonic. The Compensation Committee administers the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”), the Sonic Automotive, Inc. Employee Stock Purchase Plan, the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”), the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”) and certain other employee stock plans, approves individual grants of equity-based compensation under the plans it administers and periodically reviews Sonic’s executive compensation programs and takes action to modify programs that yield payments or benefits not closely related to Sonic’s or its executives’ performance. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE. The Compensation Committee met four times during 2005.

Nominating and Corporate Governance Committee. The NCG Committee is responsible for identifying individuals who are qualified to serve as directors of Sonic and for recommending qualified nominees to the Board of Directors for election or re-election as directors of Sonic. The NCG Committee will consider director nominees submitted by stockholders in accordance with the provisions of Sonic’s Bylaws. The NCG Committee is also responsible for recommending committee members and chairpersons of committees of our Board of Directors and for establishing a system for, and monitoring the process of, performance reviews of the Board of Directors and its committees. Finally, the NCG Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to Sonic and for monitoring compliance with Sonic’s Code of Business Conduct and Ethics. The Board of Directors has determined that all committee members are “independent” as defined in the current listing standards of the NYSE. The NCG Committee met three times during 2005.

How to communicate with the Board of Directors and Non-Management Directors. Stockholders wishing to communicate with our Board of Directors, or any of our individual directors, including the lead independent director presiding over non-management executive sessions, may do so by sending a written communication addressed to the respective director(s) in care of Sonic Automotive, Inc., 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212. Stockholders wishing to communicate with our non-management directors as a group may do so by sending a written communication to William I. Belk, as lead independent director, at this address. Any communication addressed to any director that is received at Sonic’s principal office will be delivered or forwarded to the respective director(s) as soon as practicable. Any communication that does not contain delivery instructions from the stockholder will be forwarded to the Chairman of the Board of Directors.

Stockholder Nominations of Directors

Stockholders may recommend a director candidate for consideration by the NCG Committee by submitting the candidate’s name in accordance with provisions of our Bylaws that require advance notice to Sonic and certain other information. In general, under the Bylaws, the written notice must be received by Sonic’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain, among other things, the nominee’s name, date of birth, business and residential address and the information that would be required to be disclosed about the nominee pursuant to the SEC’s rules in a proxy statement and, with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business address of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of Voting Stock, a description of all arrangements, understandings or relationships between or among the stockholder, any person acting in concert with the stockholder and the nominee and the class and number of shares of Voting Stock beneficially owned by the stockholder and any person acting in concert with that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Sonic’s Bylaw provisions by writing to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices.

The NCG Committee has a process of identifying and evaluating potential nominees for election as members of the Board, which includes considering recommendations by directors and management and may include engaging third party search firms to assist the NCG Committee in identifying and evaluating potential nominees. The NCG Committee has adopted a policy that stockholder nominees for director will be treated the same as nominees submitted by other directors or management.

As set forth in Sonic’s Bylaws, Sonic’s Corporate Governance Guidelines and the Charter of Sonic’s Nominating and Corporate Governance Committee, the NCG Committee considers potential nominees for directors from all sources, develops information from many sources concerning the potential nominee, and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. Sonic’s qualification standards for directors are set forth in its Corporate Governance Guidelines. These standards include the director’s or nominee’s:

•	independent judgment;

•	ability to qualify as an “independent” director (as defined under applicable SEC rules and NYSE listing standards);

•	ability to broadly represent the interests of all stockholders and other constituencies;

•	maturity and experience in policy making decisions;

•	time commitments, including service on other boards of directors;

•	business skills, background and relevant expertise that are useful to Sonic and its future needs;

•	willingness and ability to serve on committees of the board of directors; and

•	other factors relevant to the NCG Committee’s determination.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte & Touche LLP to serve as the principal independent registered public accounting firm of Sonic for the fiscal year ending December 31, 2006. Deloitte & Touche LLP has acted in such capacity for Sonic since its organization in 1997.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. The Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification and will reconsider whether to retain Deloitte & Touche LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Deloitte & Touche LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Sonic.

Fees and Services

For the fiscal years ended December 31, 2004 and 2005, fees for services provided by Deloitte & Touche LLP were as follows:

	2004	2005
Audit Fees (1)
Recurring Audit and Quarterly Reviews	$2,136,900	$1,850,500
Registration Statements and Related Services	8,180	250,770
Audit-Related Fees (2)	0	0
Tax Fees (3)
Tax Compliance Services	12,820	18,400
Tax Planning and Advice	181,640	17,970
All Other Fees (4)	1,620	1,500

(1)	Audit fees consist of fees for professional services rendered in connection with or related to the audit of our consolidated annual financial statements, for the review of interim consolidated financial statements in Form 10-Qs, for services normally provided in connection with statutory and regulatory filings or engagements, including registration statements, and for services related to compliance with Section 404 of Sarbanes-Oxley. Certain of these fees will be billed in 2006 as services are rendered in connection with the audit of Sonic’s financial statements for the fiscal year ended December 31, 2005.

(2)	Audit-related fees consist of fees billed for assurance and related services reasonably related to the performance of the audit or review of our audited or interim consolidated financial statements and are not reported under the heading “Audit Fees.”

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for products and services other than the services reported in other categories. Other fees consist of an on-line accounting literature service and a continuing education seminar.

The Audit Committee considers the provision of these non-audit services to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for pre-approving all services provided by Sonic’s independent registered public accounting firm and pre-approved all of the services provided in 2005. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated its pre-approval authority to its chairman. The chairman in turn reports to the Audit Committee at least quarterly on audit and non-audit services he pre-approved since his last report.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

2005 Executive Officer Compensation Program

The policy of the Compensation Committee is to:

•	link executive compensation to Sonic’s business strategy and performance to attract, retain and reward key executive officers;

•	provide performance incentives and equity-based compensation to align the long-term interests of executive officers with those of Sonic’s stockholders; and

•	offer salaries and incentive performance pay opportunities that are competitive in the marketplace.

Sonic’s executive compensation program is comprised of two components: annual cash compensation, paid in the form of annual salary and performance-based bonuses, and long-term compensation, paid principally in the form of restricted shares of and options to purchase Sonic’s Class A Common Stock. The Compensation Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation in the first quarter of each year.

Annual Cash Compensation

Annual cash compensation for Sonic’s executive officers consists of a base salary and the potential for an annual performance-based cash bonus. The annual cash compensation paid by Sonic to its executive officers during 2005 was targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein). The Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of annual cash compensation paid by Sonic to its executives was provided to the Compensation Committee during 2005 by an independent consulting firm retained by the Compensation Committee that specializes in executive compensation.

The base salaries of Sonic’s executive officers and adjustments to executive officers’ base salaries are generally based upon a subjective evaluation of the executive’s performance by the Compensation Committee, executive compensation of comparable companies and recommendations submitted to the Compensation Committee by the Chief Executive Officer. The Compensation Committee’s evaluation is based upon non-quantitative factors such as the current responsibilities of each executive officer, the compensation of similarly situated executive officers of comparable companies, the performance of each executive officer during the prior calendar year and adjustments made to the base salaries of certain of the executive officers during the prior calendar year. In March 2005, the base salaries of the executive officers for 2005 were established based on these factors. At that time, the Compensation Committee increased the base salary of Mr. Scott Smith to $900,000. The Compensation Committee did not adjust the base salaries of any executive officers, other than Messrs. Bruton and Scott Smith during the 2005 calendar year.

Each of Sonic’s executive officers participated in the Sonic Automotive, Inc. Incentive Compensation Plan (the “Incentive Plan”) during the 2005 calendar year. In March 2005, the Compensation Committee established objective, performance-based goals and bonus award amounts for each executive officer for the performance period beginning January 1, 2005 and ending December 31, 2005, with annual cash bonuses to be paid as soon as administratively practicable following the Compensation Committee’s determination of the extent to which the specified performance goals were achieved. The Compensation Committee established two categories of performance goals for each of the executive officers, other than Mr. Iuppenlatz: defined earnings per share levels and customer satisfaction performance for Sonic’s dealerships in specified major brands. The Compensation Committee also established a performance goal for Mr. Iuppenlatz of defined earnings per share levels. Mr. Iuppenlatz was also eligible for a discretionary bonus based on a subjective evaluation by the Compensation Committee of his performance as Executive Vice President of Corporate Development. The Compensation Committee delegated to Sonic’s President and Chief Financial Officer the authority to establish objective, position-related performance goals for Mr. Iuppenlatz during 2005 for purposes of this discretionary bonus, with Sonic’s President to report to the Compensation Committee on Mr. Iuppenlatz’s performance against such goals. The Compensation Committee then established bonus award amounts for each of the executive officers for specified levels of achievement of the performance goals, subject to reduction in the event the Compensation Committee determined that subjective or other factors warranted a reduction. Based on Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective, performance-based criteria had been met. As a result, the Compensation Committee authorized award amounts for each of the executive officers under the Incentive Plan for the specified levels of achievement within those performance categories in the following amounts: $507,000 for B. Scott Smith; $563,333 for Jeffrey C. Rachor and $170,000 for Mark J. Iuppenlatz. In addition, based upon the recommendation of Sonic’s President, the Compensation Committee also awarded Mr. Iuppenlatz a discretionary bonus in the amount of $202,000, which recommendation was based on objective, position-related performance goals established by Sonic’s President and Chief Financial Officer as delegated by the Compensation Committee. The Compensation Committee also determined that the bonuses awarded to the executive officers under the

Incentive Plan for 2005 did not sufficiently reward the executives for their respective strong performances on behalf of Sonic during the year. Accordingly, the Compensation Committee awarded supplemental discretionary cash bonuses to the named executive officers in the following amounts: B. Scott Smith, $192,000; Jeffrey C. Rachor, $213,333 and Mark J. Iuppenlatz, $80,000. The Compensation Committee approved payment of the Incentive Plan and supplemental cash bonuses in February 2006.

Long-term Compensation

The Compensation Committee believes that equity-based compensation is the most effective means of aligning the long-term interests of Sonic’s executive officers with those of its stockholders. Sonic’s long-term compensation program is based principally upon awards of restricted shares of and options to purchase Sonic’s Class A Common Stock under the Sonic Automotive, Inc. 1997 Stock Option Plan (the “Stock Option Plan”) and the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Stock Incentive Plan”). Awards of stock options or restricted stock (other than to the Chief Executive Officer) are based upon a subjective evaluation of the executive’s performance by the Compensation Committee and recommendations submitted to the Compensation Committee by the Chief Executive Officer. The Compensation Committee’s evaluation considers a number of non-quantitative factors, including the responsibilities of the individual officers for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and their expected future contributions. In April 2005, the Compensation Committee awarded options to purchase shares of Sonic’s Class A Common Stock under the Stock Option Plan to the named executive officers (other than the Chief Executive Officer) as follows: options to purchase 75,000 shares to Mr. Scott Smith; options to purchase 75,000 shares to Mr. Rachor; options to purchase 40,000 shares to Mr. Wyatt; and options to purchase 30,000 shares to Mr. Iuppenlatz. In addition, in April 2005, Mr. Iuppenlatz was awarded 12,000 restricted shares of Class A Common Stock pursuant to the Stock Incentive Plan. For additional details concerning the options and restricted stock granted to and held by the executive officers during the 2005 calendar year, see “—Compensation of Executive Officers,” “—Option Grants in 2005” and “—Fiscal Year-End Option Values.”

Deferred Compensation Plan and Other Benefit Plans

Executive officers of Sonic (including the Chief Executive Officer) were also eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan (the “Deferred Plan”) during the 2005 calendar year. Under the Deferred Plan, eligible employees could elect to defer a portion of their annual cash compensation, up to a maximum of 40% or $250,000, whichever was lower. Sonic makes cash matching contributions of 20% of the amount deferred by the employee, not to exceed $10,000 per year in matching contributions. Sonic may also make supplemental contributions for eligible employees to make up for the additional matching contributions the employees would have received under Sonic’s 401(k) plan in the absence of legal limitations on the amount of compensation that could be considered under the 401(k) plan (e.g., $210,000 for 2005). Sonic’s contributions generally vest pro rata over a five year period. Participation in the Deferred Plan is offered annually to a select group of our management and highly compensated employees. Contributions by participants in the Deferred Plan, including the executive officers, may be invested in several different investment funds offered by the third-party administrator of the Deferred Plan, with earnings on such amounts determined by the actual market performance of the investment funds selected by the participant.

Executive officers of Sonic (including the Chief Executive Officer) were also eligible in 2005 to participate in various benefit plans similar to those provided to other employees of Sonic. These benefit plans are intended to provide a safety net of coverage against various events, such as death, disability and retirement.

Chief Executive Officer Compensation

The Compensation Committee annually reviews and approves the compensation of Mr. Bruton Smith, Sonic’s Chief Executive Officer. For the 2005 calendar year, Mr. Smith’s annual base salary was increased by the Compensation Committee to $1,100,000. The Compensation Committee’s adjustment of Mr. Smith’s base salary was based upon non-quantitative factors such as the current responsibilities of Mr. Smith, the compensation of similarly situated executive officers of comparable companies, the performance of Mr. Smith during the prior calendar year and adjustments made to the base salaries of certain of the executive officers during the prior calendar year. Mr. Smith’s annual salary is targeted to be competitive principally in relation to other automotive retailing companies (such as those included in the Peer Group Index in the performance graph elsewhere herein). The Compensation Committee also considered the compensation of executives of some retailing companies not included in the Peer Group Index because the Compensation Committee considered those other companies to be in relatively comparable industries. Analysis of the competitiveness of the annual compensation paid to Mr. Smith was provided to the Compensation Committee during 2005 by an independent consulting firm retained by the Compensation Committee that specializes in executive compensation.

The Compensation Committee considers annual stock option and/or restricted share awards to Mr. Smith based upon a subjective evaluation of his performance as Chief Executive Officer. The Compensation Committee’s evaluation is based upon a number of non-quantitative factors, including his responsibility for and contribution to Sonic’s operating results (in relation to other recipients of Sonic equity awards), and his expected future contributions. During the 2005 calendar year, the Compensation Committee awarded Mr. Smith options to purchase 100,000 shares of Sonic’s Class A Common Stock under the Stock Option Plan. For additional details concerning the stock options granted to and held by Mr. Smith during the 2005 calendar year, see “—Option Grants in 2005” and “—Fiscal Year-End Option Values.”

With respect to Mr. Smith’s annual cash bonus for 2005, the Compensation Committee determined that Mr. Smith would again participate in the Incentive Plan for the 2005 calendar year and would have his annual cash bonus determined based upon attainment of objective, performance-based goals established by the Compensation Committee pursuant to the terms of the Incentive Plan. In March 2005, the Compensation Committee established two categories of performance goals for Mr. Smith: defined earnings per share levels and customer satisfaction performance for Sonic’s dealerships in specified major brands. The Compensation Committee then established bonus award amounts for Mr. Smith for specified levels of achievement of the performance goals, subject to reduction in the event the Compensation Committee determined that subjective or other factors warranted a reduction. Based on Sonic’s performance against the performance-based goals, the Compensation Committee certified that the objective, performance-based criteria had been met. As a result, the Compensation Committee authorized an award for Mr. Smith under the Incentive Plan for the specified levels of achievement within those performance categories in the amount of $619,667. The Compensation Committee also awarded a discretionary cash bonus to Mr. Smith in the amount of $234,667. The Compensation Committee approved payment of these awards in February 2006.

Federal Income Tax Considerations

As noted above, the compensation paid to Sonic’s executive officers is based primarily on the performance of Sonic. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a limitation on the deductibility of annual compensation in excess of $1 million that is not performance-based. Executive officer compensation attributable to the exercise of stock options granted under the Stock Option Plan and Stock Incentive Plan and annual cash bonuses paid under the Incentive Plan should qualify as fully deductible performance-based compensation. The Compensation Committee currently intends to continue to manage Sonic’s executive compensation program in a manner that will preserve federal income tax deductions. However, the Compensation Committee also must approach executive compensation in a manner which will attract, motivate and retain key personnel whose performance increases the value of Sonic. Accordingly, the Compensation Committee may from time to time exercise its discretion to award compensation that may not be deductible under Section 162(m) of the Code when in its judgment such award would be in the interests of Sonic. The Compensation Committee exercised such discretion in 2005 with respect to the award of supplemental discretionary bonuses to the executive officers as discussed above, a portion of which will not be deductible due to the Code Section 162(m) limitation.

Robert L. Rewey, Chairman

William I. Belk

William P. Benton

H. Robert Heller

Compensation of Executive Officers

The following table sets forth compensation paid by or on behalf of Sonic to the Chief Executive Officer of Sonic and to its other named executive officers for services rendered during Sonic’s fiscal years ended December 31, 2003, 2004 and 2005:

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position(s)	Year	Salary (1)	Bonus		Other Annual Compensation (2)		Restricted Stock Award(s) (#) (3)	Number of Shares Underlying Options	All Other Compensation (4)
O. Bruton Smith Chairman, Chief Executive Officer and Director	2005 2004 2003	$1,100,000 1,050,000 1,050,000		$854,333 754,688 492,187	$	— 54,429 —	-0- -0- -0-	100,000 100,000 -0-	— — —

B. Scott Smith Vice Chairman, Chief Strategic Officer and Director	2005 2004 2003	$900,000 800,000 800,000		$699,000 290,000 195,000		$57,143 — —	-0- -0- -0-	75,000 50,000 -0-	$10,000 10,000 7,385

Jeffrey C. Rachor President, Chief Operating Officer and Director	2005 2004 2003	$1,000,000 884,615 802,564		$776,667 290,000 195,000		— — —	-0- 80,000 -0-	75,000 100,000 -0-	$12,000 14,100 15,231

Mark J. Iuppenlatz Executive Vice President of Corporate Development	2005 2004 2003	$500,000 425,192 350,000		$452,000 245,333 167,500		— — —	12,000 30,000 -0-	30,000 55,000 -0-	$17,000 14,100 6,000

E. Lee Wyatt, Jr. Executive Vice President, Chief Financial Officer and Treasurer (through September 6, 2005)	2005 2004 2003	$431,538 488,846 274,039	$	— 262,583 200,000		— — —	-0- 50,000 -0-	40,000 65,000 75,000	$62,938 11,951 15,808

(1)	Does not include the dollar value of perquisites and other personal benefits.

(2)	Excludes perquisites and other personal benefits that, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer. Includes the annual cost of automobiles provided by Sonic for the personal use of Messrs. Bruton and Scott Smith.

(3)	For the restricted shares of Class A Common Stock granted in 2004, the value of the restricted shares at the date of grant was $1,724,000 for Mr. Rachor, $1,077,500 for Mr. Wyatt and $646,500 for Mr. Iuppenlatz. For the restricted shares of Class A Common Stock granted to Mr. Iuppenlatz in 2005, the value of the restricted shares at the date of grant was $237,720. The number of restricted shares of Class A Common Stock and the value, respectively, at the end of the last completed fiscal year were 80,000 and $1,782,400 for Mr. Rachor and 42,000 and $935,760 for Mr. Iuppenlatz. These restricted shares vest in full on August 31, 2007 subject to acceleration of vesting or forfeiture upon the occurrence of certain events described in the executive officer’s respective employment agreement. The holders of the restricted stock will be entitled to receive dividends on those shares as if the shares were fully vested. Mr. Wyatt’s restricted shares were cancelled in connection with his resignation in September 2005.

(4)	Includes company match to 401(k) plan and company contributions to Deferred Plan for each of the named executive officers and $50,000 paid to Mr. Wyatt pursuant to his consulting agreement for services in 2005.

Employment Agreements

Sonic has employment agreements (collectively, the “Employment Agreements”) with Messrs. Rachor and Iuppenlatz (collectively, the “Executives”). Under the terms of the Employment Agreements, Sonic will employ the Executives through September 1, 2007, subject to automatic extension for successive one-year periods. The Employment Agreements set forth the basic terms of employment for each Executive, including the initial base salary of $1,000,000 for Mr. Rachor and $500,000 for Mr. Iuppenlatz. The Employment Agreements also provide for an annual performance-based cash bonus and participation in Sonic’s benefit programs. The Employment Agreements provide for initial grants of restricted shares of Class A Common Stock and nonstatutory stock options and eligibility for future grants at the sole discretion of the Compensation Committee of Sonic’s Board of Directors.

The Employment Agreements contain restrictive covenants that prohibit, during periods defined in the Employment Agreements and subject to certain limited exceptions, (i) competing with Sonic, (ii) employing or soliciting Sonic’s employees, (iii) interfering with Sonic’s relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of Sonic’s confidential or proprietary information. The Employment Agreement for Mr. Rachor also provides for severance arrangements in the event Mr. Rachor’s employment is terminated by Sonic other than for cause or by the employee for good reason. Mr. Iuppenlatz’s Employment Agreement provides for severance arrangements in the event his employment is terminated by Sonic other than for cause. Sonic will not be obligated to pay severance if Mr. Rachor or Mr. Iuppenlatz violates the non-competition provisions of his respective Employment Agreement. These restrictive covenants generally apply for a period of two years following the later of the expiration or termination of employment under the Employment Agreement. However, in the event that Mr. Rachor elects to terminate his employment without good reason or he elects not to renew his respective Employment Agreement, Sonic will not be obligated to pay the employee severance and the restrictive covenants will expire one year following the date of termination. In the event that Mr. Iuppenlatz elects to terminate his employment or he elects not to renew his Employment Agreement, the restrictive covenants will expire one year following the date of termination. In either case, the restrictive covenants limit the employee’s competitive activities within any Standard Metropolitan Statistical Area or county in which Sonic has a place of business on the date of expiration or termination of the Employment Agreement.

The employment agreement to which Mr. Wyatt was a party was terminated upon his resignation and no further payments were made in connection with that employment agreement following his resignation. The provisions of his employment agreement that, by their terms, extended beyond the termination of his employment agreement remained in effect. These provisions include, but are not limited to, the restrictive covenants, which will be deemed to commence on April 30, 2006. In connection with Mr. Wyatt’s resignation, Sonic entered into an agreement with him pursuant to which Mr. Wyatt agreed to perform reasonable consulting services to Sonic upon request from September 6, 2005 through April 30, 2006. This agreement provides that Mr. Wyatt receives a monthly fee of $12,500 and reimbursement for pre-approved out-of-pocket business related expenses. The agreement also provides that Mr. Wyatt’s outstanding stock options granted pursuant to the Stock Option Plan continue to vest in accordance with the Stock Option Plan and the terms of the applicable stock option agreements until April 30, 2006. All unvested and unexercised stock options will expire on April 30, 2006.

Option Grants in 2005

The following table sets forth information regarding all options to acquire shares of Class A Common Stock granted to the named executive officers during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number Of Securities Underlying Option Granted (#) (1)	Percent Of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
					5% ($)	10% ($)
O. Bruton Smith	100,000	8.6%	19.23	April 21, 2015	1,209,364	3,064,767

B. Scott Smith	75,000	6.5%	19.23	April 21, 2015	907,023	2,298,575

Jeffrey C. Rachor	75,000	6.5%	19.23	April 21, 2015	907,023	2,298,575

Mark J. Iuppenlatz	30,000	2.6%	19.23	April 21, 2015	362,809	919,430

E. Lee Wyatt, Jr. (2)	40,000	3.5%	19.23	April 30, 2006	483,746	1,225,907

(1)	These options granted under the Stock Option Plan and will become exercisable in three annual installments beginning on April 21, 2006. The exercise price per share in each case is the fair market value of the Class A Common Stock as of the date of grant, determined in accordance with the Stock Option Plan.
(2)	Includes options to purchase 26,667 shares of Class A Common Stock, which will expire prior to becoming exercisable.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

The following table sets forth information concerning option exercises by the named executive officers during the last fiscal year and outstanding options to purchase Class A Common Stock held by the named executive officers of Sonic as of December 31, 2005:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
O. Bruton Smith	—	—	850,000	100,000	7,217,125	305,000

B. Scott Smith	—	—	639,750	75,000	6,825,005	228,750

Jeffrey C. Rachor	—	—	293,333	125,000	1,733,771	310,250

Mark J. Iuppenlatz	20,000	293,590	130,000	55,000	865,450	132,250

E. Lee Wyatt, Jr. (2)	20,000	127,200	56,667	38,333	191,400	200,166

(1)	Value based on market price as of December 31, 2005.

(2)	All unexercised options held by Mr. Wyatt expire on April 30, 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning shares of our Class A Common Stock that may be issued under our equity compensation plans as of December 31, 2005.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	5,544,646	(2)	$22.44	(3)	2,763,469	(2)
Equity compensation plans not approved by security holders(4)	82,343		12.78	(5)	903,999

Total	5,558,889		$19.12	(3)(5)	3,667,468	(2)

(1)	Includes the Stock Option Plan, the Stock Incentive Plan, the Sonic Automotive, Inc. Formula Stock Option Plan for Independent Directors (the “Directors Plan”), the Sonic Automotive, Inc. 2005 Formula Restricted Stock Plan for Non-Employee Directors (the “2005 Formula Plan”) and the Employee Stock Purchase Plan (the “Employee Plan”). Grants under the Employee Plan were suspended for 2006.

(2)	Includes 245,000 shares to be issued upon the exercise of outstanding options, warrants and rights under the Directors Plan that was terminated following stockholder approval of the 2005 Formula Plan at the 2005 annual stockholders’ meeting. Because the Directors Plan was terminated, no options remain available for issuance under that plan.

(3)	Does not include the exercise price of options under the Employee Plan because no such options are outstanding.

(4)	Includes the FirstAmerica Automotive, Inc. 1997 Stock Option Plan, as amended and restated as of December 10, 1999 (the “FirstAmerica Plan”) and the Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”). Grants under the Nonqualified ESPP were suspended for 2006.

(5)	Does not include the exercise price of options under the Nonqualified ESPP because no such options are outstanding.

FirstAmerica Plan

We assumed the FirstAmerica Plan in connection with our acquisition of FirstAmerica Automotive, Inc. (“FAA”). The FirstAmerica Plan has not been approved by Sonic’s stockholders. Upon completion of the acquisition of FAA on December 10, 1999, the FirstAmerica Plan was amended and restated to provide that each outstanding option to purchase a share of FAA Class A Common Stock was converted into the right to purchase 0.32232 shares of Sonic’s Class A Common Stock. The following summary of the FirstAmerica Plan is qualified in its entirety by reference to the FirstAmerica Plan, a copy of which has been filed with the SEC.

The FirstAmerica Plan provides for the grant of incentive stock options to certain employees, within the meaning of Section 422 of the Code, and for the grant of nonstatutory stock options to certain employees, non-employee directors and consultants. Generally, options granted under the FirstAmerica Plan vest over five years, and expire if unexercised within ten years of the date of grant. Options may expire earlier due to termination of employment with the Company. Certain of the options outstanding under the FirstAmerica Plan may provide for partial acceleration upon a change of control.

The total number of shares of Class A Common Stock that were reserved for issuance under the FirstAmerica Plan is 966,960. Options to purchase a total of approximately 14,243 shares of our Class A Common Stock were outstanding under the FirstAmerica Plan as of December 31, 2005. Approximately 693,635 additional shares remain available for future option grants under the FirstAmerica Plan. We have not granted any new options under the FirstAmerica Plan since we assumed it on December 10, 1999 and do not currently intend to grant options to purchase our Class A Common Stock under the FirstAmerica Plan in the future.

Nonqualified Employee Stock Purchase Plan

The Nonqualified Employee Stock Purchase Plan (the “Nonqualified ESPP”) was adopted by the Board of Directors of Sonic on December 11, 1998. The Nonqualified ESPP has not been approved by Sonic’s stockholders. The purpose of the Nonqualified ESPP is to provide employees of certain subsidiaries that are not able to participate in Sonic’s Employee Plan with a similar opportunity to acquire an ownership interest in Sonic. Both the Nonqualified ESPP and the Employee Plan permit eligible employees to purchase shares of Class A Common Stock at a discount from the market price. The terms of the Nonqualified ESPP are substantially similar to the terms of the Employee Plan, which has been approved by Sonic’s stockholders.

The total number of shares of Class A Common Stock that were reserved for issuance under the Nonqualified ESPP is 300,000. Approximately 210,364 additional shares remain available for future option grants under the Nonqualified ESPP.

Employees of participating subsidiaries generally are eligible for the Nonqualified ESPP if they work for Sonic and its subsidiaries on a full-time or part-time basis, are regularly scheduled to work more than twenty hours per week, are customarily employed more than five months in a calendar year and have completed one year of continuous service. Employees who are officers or directors of Sonic or any participating employer are not eligible to participate in the Nonqualified ESPP. In addition, employees who own or hold options to purchase (or who are treated under certain tax rules as owning or holding options to purchase) 5% or more of the total combined voting power or value of all classes of stock of Sonic or any subsidiary also are not eligible to participate in the Nonqualified ESPP.

Options generally are granted under the Nonqualified ESPP as of each January 1 to all eligible employees who elect to participate. The Compensation Committee designates the number of shares of Class A Common Stock that can be purchased under each option, which number will be the same for each option granted on the same date and which also will be the same number of shares available under an option granted on the same date pursuant to the Employee Plan. The options have an exercise price per share equal to the lesser of (i) 85% of the fair market value per share of the Class A Common Stock on the date of grant or (ii) 85% of such fair market value on the date of exercise. No option can be granted which would permit a participant to purchase more than $25,000 worth of stock under the Nonqualified ESPP during the calendar year.

A participant can make contributions to the Nonqualified ESPP by after-tax payroll deduction or direct payment. To the extent that a participant has made contributions to the Nonqualified ESPP, his or her option will be exercised automatically to purchase Class A Common Stock on each exercise date during the calendar year in which the option is granted. The exercise dates generally are the last business day of March, June, September and December on which the NYSE is open for trading. The participant’s accumulated contributions as of each exercise date will be used to purchase whole shares of Class A Common Stock at the applicable option price, limited to the number of shares available for purchase under the option. The exercisability of options may accelerate in the event of a change in control of Sonic.

Options granted under the Nonqualified ESPP expire on the last exercise date of the calendar year in which granted. However, if a participant withdraws from the Nonqualified ESPP or terminates employment, the option may expire earlier.

In the event of certain changes in the capital stock of Sonic due to a reorganization, stock split, stock dividend, merger or other similar event, appropriate adjustments generally will be made to the shares of Class A Common Stock available for issuance under the Nonqualified ESPP, the shares of Class A Common Stock covered by outstanding options and the exercise price per share.

The Board of Directors of Sonic generally can amend, suspend or terminate the Nonqualified ESPP at any time. However, no amendment, suspension or termination may adversely affect the rights of the participant under an outstanding option without the participant’s consent. The Board of Directors suspended the Nonqualified ESPP effective December 31, 2005.

Director Compensation

Each non-employee director receives a $35,000 annual cash retainer payable in quarterly installments. Sonic’s lead independent director and the chairperson of the audit committee receive an additional annual cash retainer of $12,500. The chairperson of the compensation committee receives an additional annual cash retainer of $10,000, and the chairperson of the nominating and corporate governance committee receives an additional annual cash retainer of $7,500. Each non-employee director also receives $2,000 for each board meeting attended in person and $1,000 for each board meeting attended telephonically. In addition, committee members receive the following fees for attending meetings of a committee on which they serve: $2,000 for each audit committee meeting attended in person or telephonically; and $1,500 for each other committee meeting attended in person and $1,000 for each other committee meeting attended telephonically.

Non-employee directors also receive automatic grants of restricted stock during each year of service under the 2005 Formula Plan. The annual grant of restricted stock is made to each eligible non-employee director on the first business day following each annual meeting of Sonic’s stockholders. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year will equal $60,000 divided by the average closing sale price of the Class A Common Stock on the NYSE for the twenty trading days immediately prior to the grant date (rounded up to the nearest whole share). Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date or, if earlier, the day before the next annual meeting of Sonic’s stockholders following the grant date. If a non-employee director initially becomes a member of Sonic’s Board of Directors during any calendar year, but after the meeting of Sonic’s stockholders for that year, the non-employee director will receive a restricted stock grant upon his or her appointment to the Board with the number of shares determined as described above. Subject to the director’s continued service on Sonic’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Shares of restricted stock may not be sold, assigned, pledged or otherwise transferred to the extent they remain unvested. A director holding restricted stock will have the right to vote his or her shares of restricted stock and receive dividends (if any), although dividends paid in shares will be considered restricted stock. If a director’s service on the Board terminates for any reason, all shares of restricted stock not vested at the time of such termination are forfeited. Upon either the consummation of a tender or exchange offer that constitutes a “change in control” (as defined in the 2005 Formula Plan) of Sonic or the third business day prior to the effective date of any other “change in control” of Sonic, all outstanding restricted stock generally will become fully vested.

Stockholder Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on Sonic’s Class A Common Stock against the cumulative total return of each of the Standard and Poor’s 500 Stock Index and a Peer Group Index for the time period commencing December 31, 2000 and ending December 31, 2005. The companies used in the Peer Group Index consist of AutoNation, Group 1 Automotive, United Auto Group, Car Max and Lithia Motors, which are all publicly traded companies known by Sonic to be involved in the automotive retail industry. The graph assumes that $100 was invested on December 31, 2000 in each of Sonic’s Class A Common Stock, the Standard & Poor’s 500 Stock Index and the Peer Group Index companies and that all dividends were reinvested.

CERTAIN TRANSACTIONS

Registration Rights Agreement

When Sonic acquired Town & Country Ford, Lone Star Ford, Fort Mill Ford, Town & Country Toyota and Frontier Oldsmobile-Cadillac in 1997, Sonic signed a Registration Rights Agreement dated as of June 30, 1997 with SFC, O. Bruton Smith, B. Scott Smith and William S. Egan (collectively, the “Class B Registration Rights Holders”). SFC currently owns 8,881,250 shares of Class B Common Stock; Bruton Smith, 2,171,250 shares; and Scott Smith, 976,875 shares; all of which are covered by the Registration Rights Agreement. Egan Group, LLC, an assignee of Mr. Egan, also owns certain shares of Class A Common Stock to which the Registration Rights Agreement applies. If, among other things provided in Sonic’s Charter, offers and sales of shares Class B Common Stock are registered with the SEC, then such shares will automatically convert into a like number of shares of Class A Common Stock.

The Class B Registration Rights Holders have certain limited piggyback registration rights under the Registration Rights Agreement. These rights permit them to have their shares of Sonic’s Common Stock included in any Sonic registration statement registering Class A Common Stock, except for registrations on Form S-4, relating to exchange offers and certain other transactions, and Form S-8, relating to employee stock compensation plans. The Registration Rights Agreement expires in November 2007. SFC is controlled by O. Bruton Smith.

The SFC Pledge

Before Sonic’s acquisition of FirstAmerica in December 1999, Bruton Smith guaranteed the obligations of FirstAmerica under FirstAmerica’s new acquisition line of credit with Ford Motor Credit. FirstAmerica obtained this new financing to enable it to complete its then pending acquisitions. The borrowing limit under this credit facility was approximately $138 million prior to FirstAmerica’s acquisition by Sonic. Mr. Smith guaranteed approximately $107 million of this amount, which guarantee was secured by a pledge of 5 million shares of SMI Common Stock owned by SFC. Sonic assumed FirstAmerica’s obligations to Ford Motor Credit under the Revolving Facility when it acquired FirstAmerica. In connection with the refinancing and replacement of the secured lending facility (the “Revolving Facility”) with a new secured lending facility between Sonic, Ford Motor Credit Company (“Ford Motor Credit”) and Chrysler Financial Company, LLC in

August 2000 (as amended, the “Revolving Facility”), Ford Motor Credit released Mr. Smith from his secured guarantee under the replaced Revolving Facility. However, the lenders under the Revolving Facility required that the SFC Pledge remain in place, and it continually secured Sonic’s obligations under the Revolving Facility through February 17, 2006, when the Revolving Facility was terminated. SFC made the same pledge as collateral security for Sonic’s new secured syndicated credit facility entered into on February 17, 2006, which provides up to $1.2 billion in borrowing availability for Sonic for new vehicle inventory floor plan financing, used vehicle inventory floor plan financing and for working capital and general corporate purposes, including acquisitions and capital expenditures.

Other Transactions

•	Sonic leases office space in Charlotte from a subsidiary of SFC for a majority of its headquarters personnel. Annual aggregate rent under this lease was approximately $506,665 in 2005.

•	Sonic rents various aircraft owned by SFC, subject to their availability, for business-related travel by Sonic executives. Sonic incurred costs in an aggregate amount of approximately $766,130 for the use of these aircraft during 2005.

•	Certain of Sonic’s dealerships purchase the Z-Max oil additive product from Oil Chem Research Company, a subsidiary of SMI, for resale to service customers of the dealerships in the ordinary course of business. Total purchases by Sonic dealerships either directly through Oil Chem or indirectly through an Oil Chem distributor totaled approximately $1,495,426 in 2005.

•	Sonic donates cash throughout the year to Speedway Children’s Charities, a non-profit organization founded by O. Bruton Smith. O. Bruton Smith and B. Scott Smith are both board members of Speedway Children’s Charities. Donations to this organization amounted to $397,695 in 2005.

•	David Smith, son of O. Bruton Smith and brother of B. Scott Smith, is employed by Sonic. He was general manager of one of Sonic’s dealerships until his appointment as Vice President – Corporate Strategy in October 2005. Pursuant to our compensation package for general managers, and his subsequent compensation arrangements for his new position, Mr. David Smith received $279,804 in compensation and automobiles for personal use with an annual cost of $11,418. Mr. David Smith also received options to purchase 28,000 shares of Sonic’s Class A Common Stock pursuant to the Stock Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Sonic’s directors, certain officers and persons who own more than 10% of Sonic’s Voting Stock to file reports on ownership and changes in ownership with the SEC. Additionally, SEC regulations require that Sonic identify in its proxy statements any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To Sonic’s knowledge, based solely on review of reports furnished to it, all Section 16(a) filing requirements applicable to its directors, officers and more than 10% beneficial owners were complied with on a timely basis, except for one late Form 4 filing by Greg Young to report an exercise of options and open market sale of the acquired shares.

ADDITIONAL CORPORATE GOVERNANCE AND OTHER INFORMATION

Corporate Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code of Business Conduct and Ethics, along with our Corporate Governance Guidelines, our Categorical Standards for Determination of Director Independence and each of our committee charters are available on our website at www.sonicautomotive.com. Copies of these documents are also available without charge upon written request to Sonic Automotive, Inc., Attn: Corporate Secretary, 6415 Idlewild Road, Suite 109, Charlotte, North Carolina 28212.

We will disclose information pertaining to amendments or waivers to provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relate to the elements of our Code of Business Conduct and Ethics enumerated in the SEC’s rules and regulations by posting this information on our website. The information on our website is not a part of this proxy statement.

Other Matters that May Be Considered at the Annual Meeting

In the event that any matters other than those referred to in the accompanying Notice of Meeting should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Expenses of Solicitation

Sonic will pay the cost of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the enclosed materials. In addition to the use of the mails, proxies may be solicited personally or by telephone or email, by corporate officers and employees of Sonic without additional compensation. Sonic intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Stockholder Proposals for 2007 Annual Stockholders Meeting

The deadline for submission of stockholder proposals to be considered for inclusion in the proxy materials relating to the 2007 annual stockholders meeting is November 22, 2006. Any such proposal received after this date will be considered untimely and may be excluded from the proxy materials.

The deadline for submission of stockholder proposals to be presented at the 2007 annual stockholders meeting, but for which we may not be required to include in the proxy materials relating to such meeting, is February 19, 2007. Any such proposal received after this date will be considered untimely and will be excluded from such meeting.

Proposals should be addressed to the attention of the Secretary of Sonic at our principal executive offices.

Delivery of Proxy Statements

As permitted by the 1934 Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Sonic of their desire to receive multiple copies of the Proxy Statement.

Sonic will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this year’s Proxy Statement, requests to receive multiple copies of future proxy statements and requests to receive only one copy of future proxy statements should be directed to Stephen K. Coss, Senior Vice President, General Counsel and Secretary, at Sonic’s principal executive offices or by phone at (704) 566-2400.

APPENDIX A

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

It is the policy of Sonic Automotive, Inc. (the “Company”) to have a majority of independent directors. No director qualifies as independent under the New York Stock Exchange (“NYSE”) corporate governance rules unless the board of directors affirmatively determines that the director has no material relationship with the Company. The NYSE’s corporate governance rules include several “bright line” tests for director independence. No director who has a direct or indirect relationship that is covered by one of those tests qualifies as an independent director. To assist the board of directors in making determinations of independence about relationships individual directors may have that are not covered by one of those “bright line” tests, the board of directors has adopted categorical standards for director independence that are set forth below.

* * * *

The Board of Directors has determined that the following relationships with the Company, either directly or indirectly, will not be considered material relationships for purposes of determining whether a director is independent:

•	Relationships in the ordinary course of business. Relationships involving (1) the purchase or sale of products or services or (2) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, greater than 3% shareholder, officer, employee or director if the following conditions are satisfied:

•	any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1 million or (ii) 2% of such other organization’s consolidated gross revenues; provided that if the director is a non-employee director of the Company and a non-employee director or greater than 3% shareholder of the other organization, the payments may not exceed the greater of (i) $1 million or (ii) 5% of such other organization’s consolidated gross revenues

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to (i) similarly situated customers, or (ii) in the case of purchases of vehicles or service on vehicles from the Company’s dealerships, pursuant to the terms of employee discount programs offered from time to time by the Company to all employees generally

•	the relationship does not involve consulting, legal, or accounting services provided to the Company or its subsidiaries

•	any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers

•	Relationships with organizations to which a director is connected solely as a shareholder or partner. Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•	Contributions to charitable organizations. Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director, or trustee if the following conditions are satisfied:

•	within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year

A-1

•	the charitable organization is not a family foundation created by the director or an immediate family member

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•	Equity relationship. If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest, and the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	Stock ownership. The director is the beneficial owner (as that term is defined under Rule 13d of the Securities Exchange Act of 1934, as amended) of less than 10% of the Company’s outstanding capital stock.

•	Other family relationships. A relationship involves a director’s relative who is not an immediate family member of the director.

•	Employment relationship. The director has not been an employee of the Company or any of its subsidiaries during the last five years.

•	Employment of immediate family members. No immediate family member of the director is a current employee, or has been an executive officer during the last five years, of the Company or any of its subsidiaries.

•	Relationships with acquired or joint venture entities. In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

•	Voting arrangements. The director is not a party to any contract or arrangement with any member of the Company’s management regarding the director’s nomination or election to the Board, or requiring the director to vote with management on proposals brought before the Company’s shareholders.

Definitions of Terms Used in these Categorical Standards

•	“immediate family member” – includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

•	“executive officer” means the president, any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other person who performs similar policy-making functions for an organization.

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APPENDIX B

SONIC AUTOMOTIVE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

AMENDED AND RESTATED FEBRUARY 9, 2006

I.	Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to the Company’s accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, and the integrity of the Company’s financial reports. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Monitor the independence and performance of the Company’s independent auditors and internal auditing department.

•	Review the proposed form, quality and adequacy of the Company’s financial statements and disclosures included therein.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

•	Review areas of potential significant financial risk to the Company.

•	Report to the Board of Directors regarding each of the matters listed above.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.	Composition and Meetings

The Audit Committee shall consist of three or more directors, each of whom is “independent” (as defined by applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules in effect from time to time). Each Audit Committee member must also be “financially literate” (as such qualification is interpreted by the Board in its business judgment) or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have accounting or related financial management expertise (as the Board interprets such qualification in its business judgment), and at least one member shall be an “audit committee financial expert” (as determined under the rules promulgated by the SEC).

Audit Committee members, and the Chairman of the Audit Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. The Chairman shall meet the experience requirements of the NYSE.

No Audit Committee member may receive compensation, directly or indirectly, from the Company other than director’s fees. As used in this Audit Committee Charter, the term “director’s fees” includes normal fees (including equity-based awards) and reimbursement of expenses paid to directors for service on the Board of Directors or Committees thereof, or attendance at meetings thereof, which fees have previously been approved by the Board of Directors. In addition, no Audit Committee member may simultaneously serve on the Audit Committee of more than two (2) other public companies unless the Board of Directors shall affirmatively determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee and the Company affirmatively discloses such determination in the Company’s annual proxy statement.

The Audit Committee shall meet as often as it deems necessary and appropriate to fulfill its purpose and responsibilities, but no less regularly than necessary to review the financial results of the Company for any period in which financial statements or information are prepared and disseminated to stockholders.

One-third of the members, but not less than two, will constitute a quorum of the Audit Committee, and a majority of the members present at any meeting at which a quorum is present may act on behalf of the Audit Committee. The Audit Committee may meet by telephone or video conference, and may take action by unanimous written consent of its members.

The Audit Committee shall meet separately in executive session at least quarterly with management, with the director of the internal auditing department, with the independent auditors, and as a committee to discuss any matters that the Audit Committee or any of these groups believe should be discussed.

III.	Responsibilities and Duties

1. The independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall review the independence and oversee the performance of the auditors and shall have the sole authority to appoint the independent auditors, or approve any discharge of auditors when circumstances warrant.

2. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

3. Meet to review and discuss with management and the independent auditors the Company’s annual audited financial statements, including disclosures in the Annual Report on Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and Management’s assertion regarding the effectiveness of the Company’s internal controls over financial reporting, prior to filing or distribution. Review should include discussion with management and the independent auditors of significant issues regarding accounting principles, practices, and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect on the financial statements of applying alternative methods under generally accepted accounting principles and a description of any transactions as to which management obtained letters prepared in accordance with AICPA Statement on Auditing Standards No. 50. Recommend, if appropriate, to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K.

4. Meet to review and discuss with management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”) prior to filing or distribution, including the results of the independent auditors’ review of the quarterly financial statements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards No. 61 (see Item 11 below). The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5. Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. In consultation with management, the independent auditors, and the internal auditors, review the adequacy and effectiveness of the Company’s internal accounting and financial controls.

7. Discuss significant financial risk exposures and the processes management has implemented to monitor, control, and report such exposures.

8. Review significant findings prepared by the independent auditors together with management’s responses.

9. Review the appropriateness of the Company’s accounting policies, and the effect of regulatory and accounting initiatives as well as any off-balance sheet structures as they apply to the Company’s financial statements.

10. The Audit Committee shall review and pre-approve the audit services to be provided to the Corporation by the independent auditors, and shall review and approve the fees to be paid to the independent auditors for such audit services.

The Audit Committee shall also review and pre-approve the retention of the independent auditors for any non-audit services to be provided to the Corporation, and shall review and approve the fees to be paid to the independent auditors for such non-audit services. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit and non-audit services, and to approve the fees to be paid for such audit and non-audit services. The decision of any member of the Audit Committee to whom authority is delegated pursuant to the preceding sentence shall be presented to the full Audit Committee at its next meeting.

11. On at least an annual basis, the Audit Committee will obtain and review a report by the independent auditors on: (a) the auditing firm’s internal quality-control procedures; (b) any material issues raised by the auditing firm’s most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditing firm and the Company. The Audit Committee should discuss with the independent auditors any significant issues regarding the auditors’ qualifications, performance or independence. As to the issue of independence, the Audit Committee shall consider whether the provision of non-audit services is compatible with maintaining the auditors’ independence and take appropriate action to satisfy itself of the independence of the auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

12. Annually review the independent auditors’ audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach. Annually review the experience and qualifications of the lead partner and other senior members of the independent auditors’ team, and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are observed. The Committee will also consider whether there should be rotation of the independent auditors.

13. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA Statement of Auditing Standards No. 61, as amended by SAS No. 84 and SAS No. 90.

14. Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

15. Establish clear guidelines for the Company’s hiring of employees or former employees of the independent auditors.

16. Review with the independent auditors any audit problems or difficulties that arise from the audits as well as management’s response thereto.

17. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed, but no less frequently than annually.

18. Review and concur in the appointment, performance, and replacement of the senior internal audit executive, and the structure of the internal audit staff.

19. Review significant reports prepared by the internal audit department together with management’s response and follow-up to these reports.

20. On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, and the Company’s compliance with applicable laws and regulations.

21. Review with management and the independent auditors any correspondence with regulators or governmental agencies which raise material issues regarding the Company’s financial statements, internal controls or accounting policies.

22. Establish and annually review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by any employee of concerns regarding questionable accounting or auditing matters.

23. Annually review the processes used in administering the Company’s Retirement Savings Plan.

24. Obtain from the independent auditors assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

25. Annually prepare a report to stockholders as required by the SEC to be included in the Company’s annual proxy statement.

26. Annually prepare a performance evaluation of the Audit Committee, and report the findings of such evaluation to the Nominating and Corporate Governance Committee of the Board of Directors.

27. Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

28. Maintain minutes of meetings and circulate such minutes to the entire Board of Directors.

The Audit Committee is responsible for the duties set forth in this Charter, but the Audit Committee is not responsible for (i) preparing the financial statements or certifying that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles, or implementing and maintaining internal controls, or (ii) auditing the Company’s financial statements. Management has the responsibility for preparing the financial statements, certifying that the Company’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles, and implementing, maintaining and evaluating the effectiveness of the Company’s internal controls over financial reporting. The independent public accountants have the responsibility for auditing the financial statements, evaluating the effectiveness of the Company’s internal controls over financial reporting, and issuing an opinion on the effectiveness of the Company’s internal controls over financial reporting and management’s assessment regarding the effectiveness of the Company’s internal controls over financial reporting.

Appendix C

SONIC AUTOMOTIVE, INC.

P R O X Y

Charlotte, North Carolina

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SONIC

AUTOMOTIVE, INC.

The undersigned hereby appoints Mr. William I. Belk and Mr. Stephen K. Coss as proxies, each with the power to appoint his Substitute, and hereby authorizes them to represent and vote, as designated below, all shares of the Voting Stock of Sonic Automotive, Inc. held of record by the undersigned on February 22, 2006, at the Annual Meeting of Stockholders to be held on April 20, 2006 or any adjournment thereof.

The Board of Directors recommends a vote “FOR ALL” nominees in Item 1 and “FOR” Item 2.

1. ELECTION OF DIRECTORS Nominees: O. Bruton Smith, Jeffrey C. Rachor and William R. Brooks (Mark only one of the following boxes.)

☐ VOTE FOR ALL nominees listed above, except vote withheld as to the following nominee(s) (if any):	☐ VOTE WITHHELD as to all nominees

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS ☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS

PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Class A Common Stock Shares:

Class B Common Stock Shares:

Dated: , 2006

Signature:

Printed Name:

Signature, if held jointly:

Printed Name:

☐ Please mark here if you intend to attend the Meeting of Stockholders.

C-1